Exhibit 99.1

RRD EXTENDS ITS SENIOR SECURED ASSET-BASED REVOLVING CREDIT FACILITY

Chicago, April 19, 2021 — R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today announced that it has completed an amendment (the “ABL Amendment”) to the credit agreement for its senior secured asset-based revolving credit facility (the “ABL Credit Facility”) with Bank of America, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association, and Wells Fargo Bank, National Association, acting as joint lead arrangers and joint book runners for the ABL Amendment.

The ABL Amendment, among other things, extends the maturity date of the ABL Credit Facility to April 16, 2026. As amended, the ABL Credit Facility provides up to $650 million available credit, subject to borrowing base limitations. After giving effect to the ABL Amendment, the applicable margin for base rate loans will range from 0.25% to 0.75% and the applicable margin for Eurocurrency loans will range from 1.25% to 1.75%. The ABL Credit Facility, as amended by the ABL Amendment, was substantially oversubscribed with seven incumbent and one new financial institution.

“Our successful completion of the ABL Amendment, in addition to last week’s pricing of $400 million of senior secured notes, demonstrates our sustained commitment to improving our financial flexibility in support of our strategic priorities,” said Terry Peterson, Executive Vice President and Chief Financial Officer of RRD. “We appreciate the enthusiastic support from our valued banking partners and their confidence in RRD.”

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

Investor Contact

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com